    Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release is dated March 10, 2025, and is between Eric Palmer (you), and the Company.

You and the Company (defined below) intend to be legally bound by the Agreement and are entering into it in reliance on the promises made to each other in this Agreement. Under the Agreement, your employment will end, and you and the Company agree to settle all issues concerning your employment and termination of employment.

Definitions.

“ADA” – the Americans with Disabilities Act, as amended. “ADEA” – the Age Discrimination in Employment Act, as amended.
“Agreement” – this Agreement and Release between you and the Company. “Cigna” – The Cigna Group and any subsidiaries or affiliates of The Cigna Group. “Company” – Cigna Management Company, LLC.
“Covenants” – the promises contained in paragraphs 2.b-d of this Agreement. “EEOC” – the Equal Employment Opportunity Commission.
“ERISA” – the Employee Retirement Income Security Act, as amended.

“Executive Severance Plan” – the Cigna Executive Severance Benefits Plan (as amended and restated effective December 21, 2020).

“Federal Court” – the United States District Court for the State of Delaware. “FLSA” – the Fair Labor Standards Act, as amended.
“FMLA” – the Family and Medical Leave Act, as amended. “NLRA” – the National Labor Relations Act, as amended. “NLRB” – the National Labor Relations Board.
“Delaware Courts” – any Delaware court where venue is appropriate and that has subject matter jurisdiction over the dispute described in paragraph 6 of this Agreement.

“Released Persons” – collectively, Cigna, the various plan fiduciaries for the benefit plans maintained by or on behalf of Cigna, and their successors, assigns, affiliates, shareholders, directors, officers, representatives, agents and employees.

“SEA” – the Securities Exchange Act of 1934, as amended. “SEC” – the Securities Exchange Commission.
“Section 409A” – Section 409A of the Internal Revenue Code of 1986 (as amended) and the regulations thereunder.

“Severance Pay Commencement Date” – the later of the second regular payroll date following the Termination Date and the first regular payroll date following the date on which the executed Agreement is no longer subject to revocation pursuant to Section 10.

“Termination Date” – your last day of employment with the Company as described in paragraph 1 of this Agreement.

“Title VII” – Title VII of the Civil Rights Act of 1964, as amended. “Today” – the date of this Agreement as indicated on the top of page 1.
1.Your Termination Date.

Your employment with the Company will end on April 26, 2025 which will be your Termination Date. Your formal job responsibilities will begin to transition immediately and will end on March 31, 2025. You agree to be available to assist with transition and other matters through your Termination Date as deemed necessary by the Company.

2.Your Promises to the Company.
a.On or before your Termination Date, you will return to Cigna any Cigna property that you now have (for example: identification card, access card, office keys, computer, mobile phone, iPhone, iPad, company manuals, office equipment, records and files). You will remain subject to Cigna’s policies and procedures, including its Code of Ethics. You also agree that, by signing this Agreement, you are formally resigning from all officer or director positions you hold with Cigna effective on your Termination Date and will sign any additional paperwork that may be required by Cigna or law to effectuate such resignation.

b.You agree and acknowledge that the promises contained in any Confidentiality, Non-Competition and Non-Solicitation Agreements you accepted at hire, promotion, and/or in connection with the acceptance of your equity awards under the Cigna Long-Term Incentive Plan (including, but not limited to, those relating to non-competition, non-solicitation, confidentiality and cooperation) (the “Promises”) shall survive the termination of your employment and continue to apply in full force and effect. You affirm that the Promises are reasonable and necessary to protect the legitimate interests of Cigna, that you received adequate consideration in exchange for agreeing to the Promises and that you will abide by the Promises.

Notwithstanding anything to the contrary, (1) the Company acknowledges and agrees that any outside activities that you engaged in or had approval from Cigna to engage in during your employment, including without limitation your service on the board of LifeStance Health will not violate any non-competition or non-solicitation provisions of the Promises and (2) you will be permitted to solicit and/or hire your executive assistant at any time following your Termination Date, provided that you provide a minimum of fourteen (14) days advance written notice to the Company, which shall not constitute a violation of the Promises. Further, to the extent you assist Cigna in litigation and related matters under the cooperation provisions of the Promises, the Company will fully indemnify you with respect thereto and compensate you at an hourly rate of $1,500.

c.You agree that you will not at any time make any verbal or written statement, whether in public or in private, that disparages in any way Cigna’s integrity, business reputation, or performance, or disparages any of Cigna's directors, officers, or employees. It shall not, however, be a violation of this paragraph for you to make truthful statements (i) when required to do so by a court of law or arbitrator, by any governmental agency having supervisory authority over Cigna's business or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order you to divulge, disclose or make accessible such information, (ii) to the extent necessary concerning any litigation, arbitration or mediation involving this Agreement or enforcement of this Agreement or (iii) in connection with any proceeding or investigation conducted by a federal, state or local government agency, including but not limited to, the EEOC, or when exercising rights protected by the NLRA or the SEA.

The Company agrees that David Cordani, Brian Evanko, and Kari Stevens (the “Cigna Parties”) will not at any time make any verbal or written statement, whether in public or in private, that disparages in any way your integrity, business reputation, or performance. It shall not, however, be a violation of this paragraph for the Cigna Parties to make truthful statements (i) when required to do so by a court of law or arbitrator, by any governmental agency having supervisory authority over Cigna's business or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order you to divulge, disclose or make accessible such information, (ii) to the extent necessary concerning any litigation, arbitration or mediation involving this Agreement or enforcement of this Agreement or (iii) in connection with any proceeding or investigation conducted by a federal, state or local government agency, including but not limited to, the EEOC, or when exercising rights protected by the NLRA or the SEA.

d.The terms of this Agreement are confidential. You agree (on behalf of yourself and anyone acting for you) not to disclose in any way this Agreement or any of its terms or any of the negotiations leading to the signing of this Agreement (i) to any person other than your spouse, lawyer, financial advisor, or accountant, and then only after informing such individuals about this confidentiality provision and that they must comply with its terms to the same extent that you must, or (ii) pursuant to a lawfully issued subpoena or court order. In the event you receive a subpoena or court order directing you to disclose this Agreement, its terms or any of the negotiations leading to the signing of this Agreement, you will immediately send a copy of such subpoena or court order to the Company and will not disclose such information until the Company has had an opportunity to move to quash such subpoena or apply to the court for relief from its order. It shall not, however, be a violation of this paragraph for you to provide information, including information about this Agreement, to any federal, state or local governmental agency, including but not limited to, the EEOC, the SEC, or the NLRB.

e.If you have received any payment from Cigna that you were not entitled to receive (an “overpayment”), you hereby authorize the Company to deduct such overpayment or money owed from the amount of your severance payment(s) described in paragraph 3e. below. You also agree that if you have any outstanding unpaid charges, including outstanding finance charges, on your corporate-issued credit card as of the Termination Date, the Company is authorized by you to deduct such unpaid charges, including finance charges, from the amount of your severance payment(s) described in paragraph 3e. below.

f.You hereby acknowledge that you are aware that the securities laws of the United States generally prohibit any person who has material non-public information about a company from, among other things, (1) purchasing or selling securities of such company or securities convertible into such securities on the basis of such information or (2) communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities or securities convertible into such securities. Accordingly, you agree that you will not make any purchase or sale of, or otherwise consummate any transactions involving, The Cigna Group securities or securities convertible into The Cigna Group securities, including with respect to your Cigna 401(k) account, while in possession of material Confidential Information regarding The Cigna Group, nor will you communicate such information in a manner that violates the securities laws of the United States (regardless of whether such communication would be permitted elsewhere in this Agreement.) If you consummate a transaction involving The Cigna Group securities (or securities convertible into The Cigna Group securities), you will file (or cause to be filed) any and all reports or notifications that may be required under Section 16 of the SEA.

3.Your Severance Arrangements.

a.From Today until your Termination Date, the Company will continue to pay you a salary at your current regular salary rate, and you and your eligible dependents may continue to participate in the Company’s employee benefits programs in accordance with the terms of those programs and your applicable elections.

b.You understand and agree that you will not be covered by the Cigna
Short-Term Disability Plan or Cigna Long-Term Disability Plan after your Termination Date.

c.You will continue to accrue Paid Time Off through your Termination Date. The Company will make a lump sum payment to you within 30 days after your Termination Date for any accrued and unused Paid Time Off in accordance with Company policy.

If you die before the Company pays you all amounts due under paragraph 3 of the Agreement, the remaining amounts will be paid to your surviving spouse in a lump sum within 90 calendar days after the date of your death. (However, plan benefits under paragraph 3.g will be payable under the terms of the applicable plan.) If you have no surviving spouse, the payment will be made to your estate. If you die before your Termination Date, the date you die will automatically be your new Termination Date (but the lump sum payment shall include unpaid salary calculated as if you had remained alive and employed until the original Termination Date).

d.The Company will make payments to you totaling up to $5,169,634.71 (less applicable withholding) pursuant to the Executive Severance Plan, as follows:

(1)Basic Severance Pay totaling $1,500,000.06 payable in accordance with the Company’s payroll cycle over a total period of 78 weeks commencing on the Severance Pay Commencement Date;

(2)Supplemental Severance Pay totaling $3,000,000 payable in a single lump-sum on the Severance Pay Commencement Date;

(3)Pro Rata Bonus Severance totaling $635,616.44 payable in a single lump-sum on the Severance Pay Commencement Date; and

(4)A COBRA Subsidy Payment totaling up to $34,218.21 payable in accordance with the Company’s payroll cycle over a total period of 78 weeks commencing on the Severance Pay Commencement Date; provided, however, that if you commence new employment and are eligible for new group medical plans or benefits in connection with that new employment, you must notify the Company and this COBRA Subsidy Payment will end.

e.Your active Cigna benefits will end on the Sunday following your Termination Date. However, if you elect COBRA coverage, you may continue coverage of your medical, dental and vision benefits subject to and in accordance with the terms and conditions of COBRA. You will be billed monthly for any applicable COBRA coverage. You may convert certain group benefits coverages to individual coverages under the terms of the Company’s benefits program.

f.Any benefits you may have earned under any Cigna deferred compensation, pension, supplemental pension, 401(k) and supplemental 401(k) plans or other deferred payment arrangements (including any Express Scripts plans or arrangements) will be paid to you under the terms and provisions of those plans and arrangements.

g.Until your Termination Date any options to purchase The Cigna Group stock that you hold will continue to vest under the terms of the applicable plan and your applicable grant, including the terms and conditions that you must continue to honor. You may exercise vested options only in accordance with the terms of the plan and grants and subject to The Cigna Group’s Insider Trading Policy. Any unexercised and unvested options that you hold on your Termination Date will be subject to the terms of the applicable plans and grant documents. Your rights with respect to shares of restricted The Cigna Group stock (RSGs), Restricted Stock Units (RSUs), and Strategic Performance Shares (SPSs) that you hold on your Termination Date will be determined by the terms of the applicable plan and grant documents, including the terms and conditions of the award.

h.Pursuant to the Executive Severance Benefits Plan, the Company will provide you with reasonable outplacement services, in accordance with the Company’s standard program for executive level employees in effect

Today for a period of 12 months following the Termination Date, and other reasonable transition-related support.

i.You acknowledge and agree that you will not receive and are not entitled to any other money or benefits from the Company except as provided in this Agreement.

j.Any payments under this paragraph 3 are intended to be exempt from, or comply with, the requirements of Section 409A, are subject to the provisions of Section 409A detailed in Section 13 of the Executive Severance Plan, and this Agreement shall in all respects be administered in accordance with Section 409A. Notwithstanding anything herein to the contrary, if any payments under this paragraph 3 are subject to Section 409A, (1) such payments shall only be made in a manner and upon an event permitted under Section 409A, (2) such payments shall only be made upon a “separation from service” under Section 409A, and (3) in no event shall you, directly or indirectly, designate the calendar year in which any such payment is made except in accordance with Section 409A. In no event shall Cigna be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non- compliance with Section 409A.

None of the payments described in this paragraph 3, except for salary payments under paragraph 3.a, will be treated as eligible earnings for any benefits purposes, and salary payments will be treated as eligible earnings only to the extent provided by the terms of the applicable benefit plan.

4.Acknowledgment and Release of Claims.

a.You acknowledge that there are various local, state, and federal laws that prohibit, among other things, employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, sexual orientation, or veteran status and that these laws are enforced through the EEOC, Department of Labor, and state or local human rights agencies. Such laws include, without limitation, Title VII, ADEA, ADA, ERISA, 42 U.S.C. Section 1981, FMLA, FLSA, state and local human or civil rights laws, and other statutes that regulate employment, as each may have been amended, and the common law of contracts and torts. You acknowledge that the Company has not (i) discriminated against you in contravention of these laws; (ii) breached any contract with you; (iii) committed any civil wrong (tort) against you; or (iv) otherwise acted unlawfully toward you.

You further acknowledge that the Company has paid and, upon payment of the amounts provided for in this Agreement, will have paid you: (i) all salary, wages, bonuses and other compensation that might be due to you; and (ii) all reimbursable expenses, if any, to which you may be entitled and if not, that you agree to bring to the attention of the Company in writing any such unpaid amount(s) of compensation or expenses claimed to still be due or owing before signing this Agreement.

b.On behalf of yourself, your heirs, executors, administrators, successors and assigns, you hereby unconditionally release and discharge all Released Persons from all claims (including claims for attorneys’ fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that you ever had, may now have, or may later assert against any Released Person, arising out of or related to your employment with, or termination of employment from, the Company. To the fullest extent permitted by law, this release includes, but is not limited to: (i) claims arising under the ADEA, the Older Workers Benefit Protection Act, the Workers’ Adjustment and Retraining Notification Act, ERISA, FMLA, ADA, FLSA, and any other federal, state, or local law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of your employment with or termination from the Company, including wage claims; (ii) claims (whether based on common law or otherwise) arising out of or related to any contract (whether express or implied); (iii) claims under any federal, state or local constitutions, statutes, rules or regulations; (iv) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including but not limited to, wrongful termination, defamation, violation of public policy; and (v) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by you or on your behalf against any Released Person, which you agree to immediately dismiss with prejudice. For purposes of implementing a full and complete release and discharge of all Released Persons, you expressly acknowledge that this release is intended to include not only claims that are known, anticipated, or disclosed, but also claims that are unknown, unanticipated, or undisclosed. You are aware that there may be discovery of claims or facts in addition to or different from those known or believed to be true with respect to the matters related herein. Nevertheless, it is your intention fully, finally, and forever to settle and release all such matters, and all claims related to such matters, which may now exist or which may have previously existed between you and any Released Person, whether suspected or unsuspected. You agree that this Agreement shall remain in effect as a full and complete release of all such matters, even if any additional or different related claims or facts exist now or are later discovered.

You also understand that, by signing this Agreement, you are giving up any right to become, and you are promising not to agree to become, a member of any class in a case in which claims are asserted against any Released Person if those claims are related in any way to your employment with, or termination of employment from the Company and involve events that happened on or before the date you signed this Agreement. If, without your prior knowledge and consent, you are made a member of a class in any such case, you will opt out of the class at your first opportunity after you learn of your inclusion. You agree to sign, without objection or delay, any “opt-out” form presented to you either by the court in which the case is pending or by counsel for any Released Person made a defendant in the case.

c.This release does not include (and you are not releasing):

(1)any claims against the Company for promises it is making to you in this Agreement;
(2)any claims for employee benefit payments to which the applicable Plan Administrator determines you are entitled under the terms of any retirement, savings, or other employee benefit programs in which the Company participates (but your release does cover any claims you may make for severance benefits, under the Executive Severance Plan or otherwise, beyond those described or referred to in this Agreement and any claims for benefits beyond those provided under the terms of the applicable plan);

(3)any claims that may arise after the date you sign the Agreement;

(4)any claims covered by workers compensation or other laws that are not, or may not be, as a matter of law, releasable or waivable; any rights you have to indemnification under the Company’s (and, if applicable, any Company affiliate’s) by-laws, directors and officers liability insurance or this Agreement or any rights you may have to obtain contribution as permitted by law if any judgment is entered against you as a result of any act or failure to act for which you and the Company are jointly liable; and

(5)any claims that you did not knowingly and voluntarily waive your rights under the ADEA.

5.No Admission of Wrongdoing.

Just because the Company is entering into this Agreement and paying you money, neither the Company nor any Released Persons are admitting that they have done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability. Similarly, by entering into this Agreement, you are not admitting that you have done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.

6.Applicable Law and Exclusive Forum.

This Agreement (including the Covenants) will be interpreted, enforced and governed under the laws of Delaware (without regard to its conflict of laws principles); provided, however, that your eligibility for, or the amount of any, employee benefits shall be subject to the terms of the applicable benefit plans and the provisions of ERISA. You and Cigna agree that any action by you or Cigna seeking emergency, temporary or permanent injunctive relief arising out of or relating to the Covenants shall be brought exclusively in the Federal Court or in Delaware Courts if the Federal Court lacks subject matter jurisdiction over the dispute, and you and Cigna expressly waive any defense of inconvenient forum and any other venue or jurisdiction-related defenses that each might otherwise have in such a lawsuit.

7.Arbitration.
Any dispute or claim relating to this Agreement shall be resolved through arbitration if you entered into an arbitration agreement with the Company.
8.Final and Entire Agreement; Amending the Agreement.

This Agreement is intended to be the complete, final and entire Agreement between you and the Company. It fully replaces all earlier agreements or understandings. However, it does not replace the terms of any:

a.Cigna stock or option grant you might have received, the terms of any employee benefit plan or the Promises contained in the agreements referenced in paragraph 2b above;
b.Arbitration agreement that you currently have with Cigna which shall remain in full force and effect; or

c.other agreement you might have entered into with the Company that requires you to pay back money to the Company, or that authorizes the Company to deduct money from your pay, when your employment terminates or at any other time.

Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement.

Any amendment to this Agreement must be in writing and signed by both you and the Company. Any waiver by any person of any provision of this Agreement shall be effective only if in writing, specifically referring to the provision being waived and signed by the person against whom enforcement of the waiver is being sought. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver. If any provision or portion of this Agreement (other than your release of claims under paragraph 4 above) is determined to be invalid or unenforceable in a legal forum with competent jurisdiction to so determine, the remaining provisions or portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law and the invalid or unenforceable provisions or portions shall be deemed to be reformed so as to give maximum legal effect to the agreements of the parties contained herein.

9.Your Understanding.

By signing this Agreement, you admit and agree that:

a.You have read this Agreement.

b.You understand it is legally binding, and you were advised and, by virtue of this Agreement are further advised, to review it with a lawyer of your choice.
c.You have had (or had the opportunity to take) at least 21 calendar days to discuss it with a lawyer of your choice before signing it and, if you sign it before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period.

d.You realize and understand that the release covers certain claims, demands, and causes of action against the Company and any Released Persons relating to your employment or termination of employment, including those under ADEA.

e.You understand that the terms of this Agreement are not part of an exit incentive or other employment termination program being offered to a group or class of employees.

f.You are signing this Agreement knowingly, voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

10.Revoking the Agreement.

You have seven calendar days from the date you sign this Agreement to revoke and cancel it. To do that, a clear, written cancellation letter, signed by you, must be received by Executive Compensation, The Cigna Group, 1601 Chestnut Street TL05Z, Philadelphia, PA, 19192 before 5:00 p.m. Eastern Time on the seventh calendar day following the date you sign this Agreement. The Agreement will have no force and effect until the end of that seventh day; provided that, during such seven-day period, the Company shall not be able to revoke this Agreement or cancel it.

11.If Legal Action Is Started by You.

You understand and agree that the Company's main reason for entering into this Agreement is to avoid lawsuits and other litigation. Therefore, if any legal action covered by this Agreement is started by you (or by someone else on your behalf) against any Released Person, you agree to withdraw such proceeding or claim with prejudice.

If you fail to withdraw such proceeding or claim (or fail to opt out of a class action that includes you) within 30 days of receipt of written notice from the Released Person requesting that you withdraw such proceeding or claim (or in the case of a class action, within 30 days of the later of such request or your being given the opportunity to opt out), then in addition to any other equitable or legal relief that the Company may be entitled to:

a.You may forfeit all or any portion of the amounts due hereunder;
b.You agree to pay back to the Company within 60 days after receipt of written notice from the Company all the money you receive under paragraph 3 (except sub-paragraphs 3.a and 3.g); and
c.You agree to pay the Company the reasonable costs and attorneys' fees it incurs in defending such action.

You represent that you have not assigned to any other party, and agree not to assign, any claim released by you under this Agreement. (If you claim that your release of ADEA claims was not knowing and voluntary, the Company reserves its right to recover from you its attorneys’ fees and/or costs in defending that claim, at the conclusion of that action.) Upon a finding by a court of competent jurisdiction or arbitrator that a release or waiver of claims provided for by paragraph 4 above is illegal, void or unenforceable, the Company may require you to execute promptly a release that is legal and enforceable and does not extend to claims not released under paragraph 4. If you fail to execute such a release within a reasonable period of time, then this Agreement shall be null and void from Today on, and any money paid to you by the Company after Today under paragraph 3 (except sub-paragraphs 3.a and 3.g) and not previously returned to the Company, will be treated as an overpayment. You will have to repay that overpayment to the Company with interest, compounded annually at the rate of 6%. However, the repayment provision in this paragraph does not apply to legal actions in which you claim that your release of ADEA claims was not knowing and voluntary.

This paragraph 11 does not apply to anything of value given to you for which you actually performed services and by law you are entitled to receive.

Neither this paragraph 11, nor anything else in this Agreement is intended to prevent you from instituting legal action for the sole purpose of enforcing this Agreement or from filing a charge with, furnishing information to, or participating in an investigation conducted by, the EEOC, the NLRB, the SEC or any comparable federal, state or local governmental agency; provided however, that, with the exception of any whistleblower award from the SEC, you expressly waive and relinquish any right you might have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date you signed this Agreement. You agree to inform the EEOC, any other governmental agency, any court or any arbitration organization that takes jurisdiction over any matter relating to your employment or termination of employment that this Agreement constitutes a full and final settlement by you of all claims released hereunder.

12.Representations.

The Company represents and warrants that (a) the execution, delivery and performance of this Agreement has been fully and validly authorized by all necessary corporate action (including, without limitation, by any action required to be taken by the board of directors of the Company or any affiliate, any committee of such board or any committee or designee administering the applicable Cigna plans); (b) the officer signing this Agreement on behalf of the Company is duly authorized to do so; (c) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company or any affiliate is a party or by which it is bound; and
(d) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

13.Notices.
Except as provided below, any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered to the recipient or (b) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the applicable address specified below (or such other address as the recipient shall have specified by ten days’ advance written notice given in accordance with this paragraph 13). Such communication shall be addressed to you as follows (unless you have made an address change in accordance with this paragraph 13):

Eric Palmer

with a copy which shall not constitute notice to:

Jeremy L. Goldstein
Sterlington PLLC

and to the Company or Cigna as follows: Executive Compensation
The Cigna Group
1601 Chestnut Street TL05Z Philadelphia, PA 19192

However, Cigna and you may deliver any notices or other communications related to any employee benefit or compensation plans, programs or arrangements in the same manner that similar communications are delivered to or from other current or former employees, including by electronic transmission and first class mail.

14.Successors and Assigns.

This Agreement will be binding on and inure to the benefit of the parties and their respective successors, heirs (in your case) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred without your prior written consent, except that such rights or obligations may be assigned or transferred without your consent pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of the assets of the Company, provided that the assignee or transferee is the successor to the Company (or in connection with a purchase of Company assets, assumes the liabilities, obligations and duties of the Company under this Agreement), either contractually or as a matter of law. Your rights or obligations under this Agreement may not be assigned or transferred by you, without the Company’s prior written consent, other than your rights to compensation and benefits, which may be transferred only by will or operation of law or pursuant to the terms of the applicable plan, program, grant or agreement of Cigna or the Company. If you die or a court determines you are legally incompetent, all references in this Agreement to “you” shall be deemed to refer, where appropriate, to your legal representative, or, where appropriate, to your beneficiary or beneficiaries.
15.Injunctive Relief.

You agree that (a) any breach or threatened breach of the Covenants would cause irreparable injury to Cigna; (b) monetary damages alone would not provide an adequate remedy; (c) in addition to any other relief available at law or equity, Cigna shall be entitled to injunctive relief and/or to have the Covenants specifically enforced by a court of competent jurisdiction (without the requirement to post a bond); and (d) these remedies are cumulative and in addition to any other rights and remedies Cigna may have at law, in equity or pursuant to any other agreement.

16.When Effective.

This Agreement is not effective or binding on either party until fully signed by both parties. This Agreement may be executed by the parties in counterparts, and counterparts may be exchanged by electronic transmission, each of which will be deemed an original, but both such counterparts will together constitute one and the same document.

The persons named below have signed this Agreement on the dates shown below:

April 15, 2025	/s/ Eric Palmer
Date	Eric Palmer

April 15, 2025	/s/ Kari Knight Stevens
Date	Kari Knight Stevens
on behalf of the Company